EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated September 22, 2015, relating to the financial statements and financial highlights which appear in the July 31, 2015 Annual Report to Shareholders of Delaware Core Plus Bond Fund and Delaware Emerging Markets Debt Fund (constituting Delaware Group® Government Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights” and "Financial Statements" in such Registration Statement.

/s/ PriceWaterhouseCoopers LLP
Philadelphia, Pennsylvania
November 24, 2015